SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is between Christopher G. Pizzo ("Employee") and Siena Technologies, Inc. ("Siena"), dated as of the 25th day of May 2007. Employee and Siena are referred to collectively as the “Parties.”

WHEREAS, Employee is currently serving as a Director and as the Chief Financial Officer at Siena, and Siena and Employee have mutually determined to conclude and terminate their employment relationship and Employee’s service on the Board of Directors of Siena on the terms provided herein; and

WHEREAS, Employee and Siena desire to resolve all claims, disputes and causes of action which Employee, Employee's heirs, executors, administrators and assigns (the “Employee Released Parties”) have or may have against Siena and its officers, directors, agents, employees, agents, successors and assigns (the “Siena Released Parties”) and all claims, disputes and causes of action which the Siena Released Parties may have against the Employee Released Parties;

NOW THEREFORE, the Parties hereby agree as follows:

1.            Resignation. Employee hereby resigns as a Director at Siena effective immediately. Employee hereby resigns as the Chief Financial Officer of Siena effective upon the earlier to occur of (i) notification from the Board of Directors of Siena that the resignation is effective or (ii) the date of the Company’s submission to the Securities and Exchange Commission of its Form 10-QSB for the period ending June 30, 2007, (the "Separation Date").

2.            Payment. In addition to payment of salary through the Separation Date, Siena shall pay Employee the sum of (i) $90,000.00 (ninety thousand dollars) less any applicable withholding taxes, which is equal to Employee’s current monthly salary, for a period of six months, in accordance with Employee’s Employment Agreement effective March 27, 2006, (ii) Employee’s monthly car allowance for a period of six months, (iii) Employee’s monthly life insurance allowance for a period of six months, and (iv) Employee’s accrued and unpaid vacation pay (the “Separation Payment”). Siena will make the Separation Payment as follows: (i) Siena will pay a first installment consisting of $45,000 (forty five thousand dollars) plus Employee’s accrued and unpaid vacation pay through the Separation Date, less any applicable withholding taxes on the Separation Date (ii) Siena will pay Employee’s monthly car allowance within 5 business days of receiving an invoice from Employee, (iii) Siena will pay Employee’s monthly life insurance allowance in the same manner as it is currently being paid, and (iv) Siena will pay a second installment of $45,000 (forty five thousand dollars) less any applicable withholding taxes within 90 days following the Separation Date.

3.            Termination of Stock Options and Warrants. Effective as of the Separation Date, all of Employee’s outstanding options and warrants to purchase the common stock of Siena or other securities issued by Siena shall be terminated and cancelled and shall be of no further force and effect.

4.            Release of Siena. Effective as of the Separation Date, except for the obligations of Siena under this Agreement, Employee, on behalf of Employee and the Employee Released Parties, does hereby release, acquit and forever discharge the Siena Released Parties from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of his employment with Siena or his position as a Director of Siena.

5.           Release of Employee. Effective as of the Separation Date, except for the obligations of Employee under this Agreement, Siena on behalf of Siena and the Siena Released Parties, does hereby release, acquit and forever discharge the Employee Released Parties from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of the Employee’s employment with Siena or his position as a Director of Siena.

6.            Indemnification. Siena shall indemnify and hold harmless Employee from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever including, but not limited to: (i) all known, unknown and unanticipated claims of whatever kind and nature, whether foreseen or unforeseen; (ii) any and all known, unknown and unanticipated claims or causes of action for costs and attorneys' fees; and (iii) any and all known, unknown and unanticipated claims or causes of action in any way relating to or arising out of his employment with Siena or his position as a Director of Siena to the fullest extent permitted by Nevada law.

7.            Medical Benefits. Employee shall remain on Siena's medical, dental and life insurance coverage through the end of the month of the Separation Date, except to the extent that any medical and dental coverage is extended in accordance with the right of Employee to do so mandated under the Consolidated Omnibus Budget and Reconciliation Act of 1986.

8.            Equipment & Property. Employee shall return all Siena property, documents, and equipment, including but not limited to computer(s) that Employee used to effect business on behalf of Siena.

9.              Cooperation. Employee shall provide reasonable cooperation and assistance to Siena concerning Siena’s past operations, accounting, legal or any other issues related to Siena’s past business for a period of six (6) months following the Separation Date. Employee shall comply on a reasonable and timely basis and further agrees to provide agreements, documents and information as they are requested by Siena. Siena shall pay all expenses incurred by Employee in connection with providing the cooperation and assistance required by this Section 9.

10.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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11.           Section Headings. The section headings contained in this Agreement are for convenience of reference only and are not intended to define or limit the contents of those sections nor are they to be a substantive part of this Agreement.

12.           Counterparts. This Agreement may be executed in counterparts and each fully executed counterpart shall be deemed an original. A facsimile, electronic or other reproduction of this Agreement may be executed by the Parties, and an executed copy of this Agreement may be delivered by the Parties by facsimile, email, or other electronic transmission device pursuant to which the signature of or on behalf of the party can be seen, and that form of execution and delivery shall be considered valid, binding and effective for all purposes.

13.          Severability. In the event any term or provision of this Agreement is found to be unenforceable or void, in whole or in part, as drafted, then the offending term or provision shall be construed as valid and enforceable to the maximum extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

14.          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the respective legal representatives, successors, and assigns of the Parties.

15.          Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified, amended or terminated except by a written instrument signed by the Parties.

EMPLOYEE:	SIENA TECHNOLOGIES, INC.

/s/ Christopher G. Pizzo	/s/ James Michael Kelley
Christopher G. Pizzo	By: James Michael Kelley
Date: May 25, 2007	Title: Executive Vice President of Administration
Date: May 25, 2007

REVIEWED AND APPROVED

/s/ Michael Novielli
Michael Novielli
Date:

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